Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA ANNOUNCES POSITIVE DSMB FUTILITY ANALYSIS REVIEW AND RECOMMENDATION TO CONTINUE PHASE III

PIVOTAL CARDIAMP HEART FAILURE STUDY AS DESIGNED

SAN CARLOS, Calif. – December 17, 2020 – BioCardia (Nasdaq: BCDA), a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced that the independent Data Safety Monitoring Board (DSMB) has completed its prespecified data review for the Phase III pivotal CardiAMP™ Heart Failure Trial. The DSMB based its review on all available data for the 86 patients enrolled in the trial, including 60 randomized patients who have reached their one-year follow-up. The DSMB performed a risk-benefit assessment, indicated no safety concerns, and recommended that the study continue as designed.

“I am delighted with the positive recommendation from the distinguished CardiAMP DSMB to continue this important study,” said BioCardia CEO Peter Altman, PhD. “The successful risk-benefit review is a testament to the dedication of the many CardiAMP investigators and clinical teams at leading institutions across the U.S. The DSMB was able to review the primary efficacy data from twice as many patients at one-year follow up as were available in our Phase II study to arrive at their positive recommendation, with no change or action required. We believe that the DSMB recommendation further enhances the probability of our clinical cell therapy program becoming a valuable therapy for millions of patients suffering from cardiac disease.”

“In addition to the DSMB report, we are enthusiastic about the significant momentum we are seeing in CardiAMP HF Trial enrollment, with a dozen patients currently in the pipeline for randomization. The trial is also generating compelling data on the high CD34+ cell dosage being studied that we intend to submit to an upcoming scientific conference or journal for publication,” Altman added.

The ongoing multi-center, double-blinded, randomized (3:2), controlled pivotal CardiAMP Heart Failure Trial is expected to enroll 260 patients at up to 40 centers nationwide. The trial’s primary endpoint is an outcomes composite score based on a three-tiered Finkelstein-Schoenfeld (FS) hierarchical analysis, an established outcomes design that has been used in other leading heart failure programs. The FS procedure is a ranked analysis that first compares each subject to each other subject for occurrence of first-tier events (time to death, in this case) and then compares patient outcomes for subsequent tiers. The tiers, starting with the most serious events, would be (1) all-cause death, including cardiac death equivalents such as heart transplant or left ventricular assist device placement, ordered by time to event; (2) non-fatal Major Adverse Coronary and Cerebrovascular Events (MACCE), excluding those deemed procedure-related occurring within the first seven days post-procedure (heart failure hospitalization, stroke or myocardial infarction), ordered by time to event; and (3) change from baseline in Six Minute Walk Distance at 12 months. Data submitted to the DSMB provided the group with visibility into the risks and benefits of the trial at its primary endpoint.

The DSMB consists of two world renowned cardiologists with experience in heart failure and interventional cardiology, as well as a world renowned biostatistician with considerable experience evaluating trial data for chronic diseases, including heart failure. Their primary responsibility is to ensure patient safety and to halt or pause the clinical investigation if the risk of the therapy appears to outweigh its potential benefit. Such risk-benefit analysis typically includes an analysis of futility to reach the primary endpoint of the clinical trial as designed.

Patients interested in learning about the study can visit www.cardiamp.com or www.clinicaltrials.gov for more information.

About the CardiAMP Therapy Program

CardiAMP cell therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally-invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular and respiratory disease. CardiAMP autologous and Neurokinin-1 Receptor Positive allogenic cell therapies are the Company’s biotherapeutic platforms in clinical development. The Company's products include the Helix Biotherapeutic Delivery System and its steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix system and clinical support for their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information, visit www.BioCardia.com.

Forward Looking Statements:
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. These forward-looking statements include, without limitation, statements relating to study enrollment expectations and the likelihood of success and the value of our clinical cell therapy programs.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our view as of the time such statement is made and are not guarantees of future performance or developments. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. Actual results and events may differ materially from information contained in the forward-looking statements as a result of a number of factors including, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in our documents filed with the SEC, including our recent filings on Form 8-K, Form 10-K and Form 10-Q, particularly any statements under the caption entitled “Risk Factors” Therein.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com, (650) 226-0120

MEDIA CONTACT:

Michelle McAdam, Chronic Communications, Inc.

michelle@chronic-comm.com, (310) 545-6654